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                                                                 EXHIBIT 99.1



                                  Press Release



FINANCIAL INTRANET ANNOUNCES COMPLETION OF ACQUISITION

Business Editors

ATLANTA -- (BUSINESS WIRE) -- Aug. 6, 2001 -- Technest Holdings, Inc., formerly FINANCIAL INTRANET, INC. ("THNS OTCBB" hereinafter referred to as "TECHNEST HOLDINGS, INC."), an Internet content provider, has announced the change of its corporate name and the completion of the acquisition of all of the outstanding capital stock of Technest.com, Inc.

The common stock of Technest Holdings, Inc. will trade under the symbol "THNS" on the OTC bulletin board. The name change was approved by the Stockholders of Financial Intranet, Inc. at its annual Stockholder Meeting held at its new Corporate offices in Atlanta, GA, June 28, 2001.

At the closing of this transaction, which occurred on July 11, 2001, holders of Technest.com, Inc. common stock received an aggregate of 33,450,000 shares of Financial Intranet's common stock, which represents approximately 90% of Financial Intranet's outstanding common stock in exchange for all the outstanding shares or 100% of the common stock of Technest. This transaction occurred under the terms of an Agreement and Plan of Reorganization dated March 21, 2001 among Financial Intranet, Inc., Technest.com, Inc. and the stockholders of Technest.com, Inc.

Technest.com, Inc., a subsidiary of Technest Holdings, Inc., invests in development stage companies with potential high rates of growth. These portfolio companies develop innovative products and services with a wide range of commercial applications. Technest Holdings, Inc., through its subsidiary, assists in the growth of these portfolio companies and also develops strategies for the realization of returns on its investments through a variety of methods. Technest Holdings, Inc. also expects to enhance earnings through short-term investing.

Michael Sheppard, President and Chief Operating Officer of Technest Holdings, Inc., said, "We hope Technest Holdings, Inc. will move forward at an accelerated pace now that we have completed the acquisition. As I indicated before, I view this acquisition as giving us an unprecedented opportunity. We are different from other companies that invest in development or early stage companies. We expect to take full advantage of the current marketplace to make investments that should provide value, both in the near and long term."

SAFE HARBOR STATEMENT

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although THNS believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from THNS's expectations include completion of pending investments, continued availability of funds to originate new investment, the availability and cost of capital for future investments, competition within the industry, economic conditions and other risks detailed from time to time in THNS's SEC reports. The financial information with respect to the 2001 financials of Technest.com, Inc. have been provided to Technest Holdings, Inc. by Technest.com, Inc. and have not been audited or verified independently at this time.